EXHIBIT 23.2

Lang Michener LLP

Lawyers - Patent & Trade Mark Agent

BCE Place, 181 Bay Street, Suite 2500

Toronto, Ontario, Canada M5J 2T7

March 16, 2005

Diversinet Corp.

2225 Sheppard Avenue East

Suite 1801

Toronto, ON M2J 5C2

Dear Sirs:

Re:

Diversinet Corp. (the "Company")

We have acted as special Canadian counsel to the Company and have been asked to provide certain opinions in respect of the (i) the issue and sale by the Company of 6,625,000 common shares (the “Placement Shares”) in the capital of the Company pursuant to stock purchase agreements (the "Purchase Agreements") made as of December 9, 2004 among the Company and each of the Purchasers (the "Purchasers") named therein (such transaction being referred to as the “Private Placement”), (ii) the issue by the Company of 300,000 common shares in the capital of the Company to James B. Wigdale, Jr. (the “Wigdale Shares”) in respect of the consulting fee payable under the Consultant Agreement dated January 15, 2004 between the Company and Jay Wigdale, as amended by agreement dated December 20, 2004 (the “Consultant Agreement”), (iii) the issue by the Company of 300,000 warrants dated December 20, 2004 to Jay Wigdale (the “Wigdale Warrants”) in respect of the fee payable under the terms of the Consultant Agreement with each Wigdale Warrant entitling the holder to subscribe for one common share in the capital of the Company (the “Wigdale Warrant Shares”) during the period stated therein at a price of US$0.40 (subject to adjustment in accordance with the term thereof); (iv) the issue by the Company of 100,000 warrants dated October 1, 2004 to 1529531 Ontario Inc. (the “1529531 Warrants”) in respect of the fee payable under the terms of the Consultant Agreement between the Company and 1529531 Ontario Inc. dated September 20, 2004, with each 1529531 Warrant entitling the holder to subscribe for one common share in the capital of the Company (the “1529531 Warrant Shares”) during the period stated therein at a price of US$0.50 (subject to adjustment in accordance with the term thereof); (v) the issue by the Company of 18,000 warrants dated October 1, 2004 and 20,000 warrants dated December 8, 2004 to Red Dawg Holdings Incorporated (the “Red Dawg Warrants”) in respect of the fee payable under the terms of the Consultant Agreement dated September 20, 2004 between the Company and Red Dawg Holdings Incorporated, as amended by the agreement dated December 8, 2004, with each Red Dawg Warrant entitling the holder to subscribe for one common share in the capital of the Company (the “Red Dawg Warrant Shares”) at a price of US$0.50 (subject to adjustment in accordance with the terms thereof) during the periods stated therein; and (vi) the issue by the Company of 20,000 warrants of the Company dated September 22, 2004 to 2028005 Ontario Inc. (the “2028005 Warrants”) in respect of the fee payable under the terms of the Consulting Agreement dated September 22, 2004 between the Company and 2028005 Ontario Inc., with each 2028005 Warrant entitling the holder to subscribe for one common share in the capital of the Company (the “2028005 Warrant Shares”) at a price of US$0.50 (subject to adjustment in accordance with the terms thereof) during the periods stated therein with respect to a specified number of common shares.

In connection with rendering this opinion,

(a)

we have reviewed copies of the following documents: (i) the form of the Purchase Agreements,  (ii) treasury direction dated December 17, 2004 with respect to certificates representing the Placement Shares and Consulting Shares, (iii) the certificates representing the Wigdale Warrants, 1529531 Warrants, Red Dawg Warrants and 2028005 Warrants, (iv) resolutions of the board of directors of the Company with respect to the transactions referred to above, and (v) certificates representing the Placement Shares and Wigdale Shares;

(b)

we have examined originals, photocopies, certified copies of facsimiles of such public records and certificates and have considered such questions of law as we have deemed relevant and necessary in order to render the opinion hereinafter expressed;

(c)

we have assumed the documents referred to in paragraph (a) have been duly executed and delivered by all parties thereto and the genuineness of all signatures and the authenticity of all documents submitted to us as photostatic, certified or facsimile copies and the authenticity of the originals of all photostatic or facsimile copies;

(d)

we have assumed original copies of the documents referred to above in paragraph (a) are in the form provided to us by the Company, and the accuracy of the representation and warranties and compliance with the covenants of the parties thereto;

(e)

we have assumed that each holder of securities referred to above is resident of the jurisdiction noted in the address marked on certificates for such securities and where no address is marked, that such holder is not a resident of Canada;

(f)

we have assumed (and are not opining) that the issuance of all securities referred to above complied in all respect with all requirements of applicable securities legislation;

(g)

we have assumed that no person acted as "market intermediary" (as such term is defined in the Regulation under the Securities Act (Ontario)) in respect of the Private Placement.

(h)

for the purposes of our opinion in paragraph 1, we have relied exclusively a certificate of status issued under the Business Corporations Act  (Ontario) dated March 4, 2005; and

(i)

as to certain matters of fact, we have relied solely on a certificate from the Chief Executive Officer and the Chief Executive Officer of the Company dated March 11, 2005.

Although we are qualified to practice law in the Provinces of Ontario and British Columbia, our opinions are limited to the laws and of the Province of Ontario and the federal laws of Canada applicable therein.

Based and relying upon and subject to the foregoing and to the qualifications herein expressed, we are of the opinion that:

1.

The Company is a corporation incorporated under the laws of Ontario, Canada and has not been dissolved.

2.

The Placement Shares and Wigdale Shares have been validly issued as fully paid and non-assessable shares in the capital of the Company.

3.

The Wigdale Warrant Shares, when issued in accordance with the terms of the Wigdale Warrants, will be validly issued, fully paid and non-assessable shares in the capital of the Company.

4.

The 1529531 Warrant Shares, when issued in accordance with the terms of the 1529531 Warrants, will be validly issued, fully paid and non-assessable shares in the capital of the Company.

5.

The Red Dawg Warrant Shares, when issued in accordance with the terms of the Red Dawg Warrants, will be validly issued, fully paid and non-assessable shares in the capital of the Company.

6.

The 2028005 Warrant Shares, when issued in accordance with the terms of the 2028005  Warrants, will be validly issued, fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement of the Company on Form F-1 to be filed under the United States Securities Act of 1933, as amended relating to the registration of the securities referred to in paragraphs 2, 3, 4, 5 and 6 above.  In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission.

Yours very truly,

"Lang Michener LLP"